Exhibit 4.1

GCP APPLIED TECHNOLOGIES INC.

2020 INDUCEMENT PLAN

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

GCP APPLIED TECHNOLOGIES INC. 2020 INDUCEMENT PLAN

ARTICLE I

PURPOSE

1.1 Purpose. The purpose of this GCP Applied Technologies Inc. 2020 Inducement Plan (the “Plan”) is to enable the Company to grant equity awards to induce highly-qualified prospective employees to accept employment and to provide them with a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will promote the growth and success of the Company’s business by aligning their financial interests with those of the other shareholders of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. The Company intends that the Plan be reserved for persons to whom the Company may issue securities without shareholder approval as an inducement pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below, unless another definition is set forth in an Award Certificate:

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a) “Stock Options” awarded pursuant to Section 4.3;

(b) “Stock Appreciation Rights” awarded pursuant to Section 4.3; and

(c) “Other Stock-Based Awards” awarded pursuant to Section 4.4.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee or its designee to a Participant evidencing the grant of an Award and which contains, in the same or accompanying document, the terms and conditions applicable to such Award.

“Board” means the Company’s board of directors.

“Cause” means, as to any Eligible Employee who is a party to an employment or severance agreement with the Company or any Subsidiary which contains a definition of “cause,” the definition of “cause” set forth in such employment agreement or severance agreement and, if there is no applicable employment agreement or severance agreement, means an Eligible Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company or Subsidiary, (ii) violation of any fiduciary duty owed to the Company or Subsidiary, (iii) conviction of a misdemeanor (other than a traffic offense or a misdemeanor the conviction for which does not include incarceration as a potential sentence) or felony, (iv) dishonesty, (v) theft, (vi) material violation of a written Company or Subsidiary rule or policy regarding conduct, ethics, duties or competitive activities, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company or Subsidiary and its Eligible Employees. The Committee, or any delegate thereof, in its sole and absolute discretion, shall determine Cause.

“Change in Control” means, the first to occur of any of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the Company determines that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding common stock of the Company, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any successor committee. The Compensation Committee shall be comprised solely of “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

“Company” means GCP Applied Technologies Inc., a Delaware corporation, or any successor thereto.

“Deferred Stock Unit” means a Unit granted under Section 4.4 to acquire Shares upon Termination of Employment, subject to any restrictions that the Committee, in its discretion, may determine.

“Dividend Equivalent” means an amount equal to the cash dividend or the fair market value of the share dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

“Effective Date” means October 1, 2020.

“Eligible Employee” means any individual who was not previously an employee, consultant, or independent contractor of the Company or a Subsidiary (or who has had a bona fide period of non-employment with the Company and its Subsidiaries), who is hired as a full or part-time employee by the Company or a Subsidiary, and for whom the Award is being made as an inducement material to the individual’s entering into such employment.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” of a Share means the closing price on the New York Stock Exchange of a Share on the trading day of the grant or on the date as of which the determination of Fair Market Value is being made or, if no sale is reported for such day, on the next preceding day on which a sale of Shares is reported. Notwithstanding anything to the contrary herein, the Fair Market Value of a Share will in no event be determined to be less than par value.

“Other Stock-Based Award” means an Award granted under Section 4.4 of the Plan and denominated in Shares.

“Participant” means a Eligible Employee who has been granted an Award under the Plan.

“Person” means a “person” as defined in Sections 13(d) and 14(d) of the Exchange Act.

“Plan” means this GCP Applied Technologies Inc. 2020 Inducement Plan.

“Premium-Priced Stock Option” means a Stock Option the Exercise Price of which is fixed by the Committee at a price that exceeds the Fair Market Value of a Share on the date of grant.

“Restricted Stock” means Shares issued pursuant to Section 4.4 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.4 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means a share of common stock of the Company, $0.01 (U.S.) par value, or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5.3 of the Plan, and “Shares” shall be construed accordingly.

“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan of an amount in cash or Shares equal to any excess of the Fair Market Value of a Share as of the date on which the right is exercised over the Exercise Price.

“Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price, subject to any restrictions that the Committee, in its discretion, may impose.

“Subsidiary” means (i) any separately organized business unit, whether or not incorporated, of the Company; (ii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (iii) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2, which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears; provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

“Termination of Employment” means the date of cessation of an Eligible Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined in the sole discretion of the Company.

“Unit” means, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III

ADMINISTRATION

3.1. Committee. The Plan will be administered by the Committee.

3.2. Authority of the Committee. The Committee or, to the extent required by applicable law, the Board will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a) Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b) Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c) Select Eligible Employees to receive Awards under the Plan;

(d) Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, and the circumstances under which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of each Award Certificate;

(e) Determine whether Awards will be granted singly, in combination or in tandem;

(f) Subject to Sections 6.1 and 7.12, waive or amend any terms, conditions, restriction or limitation on an Award, except that the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(f), may not be waived;

(g) Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as shall be appropriate pursuant to Section 5.3;

(h) Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;

(i) Determine and set forth in the applicable Award Certificate whether a Stock Option or Restricted Share may be transferable to family members, a family trust or a family partnership;

(j) Establish any subplans and make any modifications to the Plan, without amending the Plan, or to Awards made hereunder (including the establishment of terms and conditions in the Award Certificate not otherwise inconsistent with the terms of the Plan and Section 303A.08 of the New York Stock Exchange Listed Company Manual) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States of America to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations or tax policies or customs; and

(k) Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3. Effect of Determinations. All determinations of the Committee with respect to the Plan and any Award will be final, binding and conclusive on all persons having any interest in the Plan or claiming any benefit or right under the Plan or any Award.

3.4. Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, the fees and other expenses of which shall be paid by the Company, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

3.5. No Liability. No member of the Committee with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV

AWARDS

4.1. Eligibility. All Eligible Employees to whom the Company may issue securities without shareholder approval in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2. Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.

4.3. Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Eligible Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a) Form. All Stock Options granted under the Plan shall be nonqualified stock options. Stock Appreciation Rights may be granted either alone or concurrently with Stock Options and the amount of Shares attributable to each Stock Appreciation Right shall be set forth in the applicable Award Certificate on or before the grant date.

(b) Exercise Price. The Committee will set the Exercise Price of Stock Options (other than Premium-Priced Stock Options) or Stock Appreciation Rights granted under the Plan at a price that is equal to the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Committee will set the Exercise Price of Premium-Priced Stock Options at a price that is higher than the Fair Market Value of a Share as of the date of grant, provided that such price is no higher than 150 percent of such Fair Market Value. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate or accompanying documentation.

(c) Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise in accordance with Section 5.4 or by the Committee or pursuant to an applicable Award Certificate:

(i) The term of each Stock Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Certificate, but in no event shall the term of a Stock Option or Stock Appreciation Right exceed ten (10) years from such Stock Option’s grant date.

(ii) A Stock Option or Stock Appreciation Right will become exercisable at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate.

(iii) Except as set forth in the applicable Award Certificate, upon the Termination of Employment of a Participant, any unvested Stock Options or Stock Appreciation Rights will be forfeited and any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is ninety (90) days after the date of such Termination of Employment.

(iv) Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(v) A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable. When either a Stock Option or a Stock Appreciation Right granted in tandem with each other is exercised, the tandem Stock Option or Stock Appreciation Right, as applicable, shall expire.

(d) Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Shares will be issued and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the applicable Award Certificate:

(i) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii) Subject to any requirements of applicable law and regulations, tendering (actually or by attestation) to the Company or its agent previously acquired Shares that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii) Subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(e) Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(f) No Repricing. Except as otherwise provided in Section 5.3, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and issue cash in exchange for such cancellation or grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards without first obtaining the approval of the holders of a majority of the Shares who are present in person or by proxy at a meeting of the Company’s shareholders and entitled to vote.

4.4. Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options or Stock Appreciation Rights) to any Eligible Employee who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Units, Restricted Stock, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.4, which terms and conditions will be set forth in the applicable Award Certificate.

(a) Vesting. Restrictions on Other Stock-Based Awards granted under this Section 4.4 will lapse at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate. Unless the applicable Award Certificate provides otherwise, if the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, the Participant shall forfeit any unvested Other-Stock Based Awards as of such Participant’s Termination of Employment.

(b) Grant of Restricted Stock. The Committee may grant Restricted Stock to any Eligible Employee, which Shares will be registered in the name of the Participant and held for the Participant by the Company. Unless otherwise provided in an Award Certificate, the Participant will have all rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions (subject to Section 4.4(e)), except that the Shares (and any dividends payable on such Shares) may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.

(c) Grant of Restricted Units. The Committee may grant Restricted Units to any Eligible Employee, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d) Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Eligible Employee, which Units will be paid in whole Shares upon a Change in Control or the Eligible Employee’s Termination of Employment if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

(e) Dividends and Dividend Equivalents. In the event of a payment of dividends on Shares, the Committee may credit Restricted Units, but not Stock Options or Stock Appreciation Rights, with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee; provided, however, that all Dividend Equivalents shall be subject to such vesting terms as is determined by the Committee, shall be withheld and deferred in the Participant’s account and shall be, in the case of performance-based awards, subject to the same performance conditions as the underlying Award to which such Dividend Equivalents relate. Deferred Stock Units may, in the discretion of the Committee and as set forth in the Award Certificate, be credited with Dividend Equivalents or additional Deferred Stock Units. The number of any Deferred Stock Units credited to a Participant’s account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid, to the extent the Deferred Stock Unit is outstanding as of the dividend record date. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent, including the rate of interest to be credited on deferral and whether interest will be compounded, and in no event shall Dividend Equivalents be payable prior to the vesting of the Restricted Units or Deferred Stock Units, respectively, to which any such Dividend Equivalents relate.

4.5. Termination for Cause. Notwithstanding anything to the contrary herein and unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Employment for Cause, then all Stock Options, Stock Appreciation Rights, Restricted Units, Restricted Stock and Other Stock-Based Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending. Unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Employment for Cause, then the Participant will be required to deliver to the Company (i) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciation Right during the six (6) month period occurring immediately prior to the Participant’s Termination of Employment for Cause; and (ii) the number of Shares (or, in the discretion of the Committee, the cash value of Shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in clause (i) above. Unless the applicable Award Certificate provides otherwise, if, after a Participant’s Termination of Employment, the Committee determines in its sole discretion that while the Participant was a Company or Subsidiary Eligible Employee, such Participant engaged in activity that would have been grounds for a Termination of Employment for Cause, then the Company will immediately cancel all Stock Options, Stock Appreciation Rights, Restricted Units, Restricted Stock and Other Stock-Based Awards and the Participant will be required to deliver to the Company (A) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciate Right during the period that begins six (6) months immediately prior to the Participant’s Termination of Employment and ends on the date of the Committee’s determination that the Participant’s conduct would have constituted grounds for a Termination of Employment for Cause; and (B) the number of Shares (or, in the discretion of the Committee, the cash value of said shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in clause (A) above.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1. Shares Available.

(a) The Shares issuable under the Plan will be authorized but unissued Shares, and, to the extent permissible under applicable law, Shares acquired by the Company, any Subsidiary or any other person or entity designated by the Company and held as treasury shares.

(b) Subject to the counting rules set forth in Section 5.2 and adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan shall equal 1,000,000.

5.2. Counting Rules.

(a) The following Shares related to Awards under the Plan will again be available for issuance under the Plan:

(i) Shares related to Awards that expire, are forfeited, are settled in cash, or cancelled or terminate for any other reason without issuance of Shares and any Shares of Restricted Stock that are returned to the Company upon a Participant’s Termination of Employment.

(b) The following Shares related to Awards under the Plan will not again be available for issuance under the Plan:

(i) Shares tendered or withheld by the Company to pay the exercise price for an Award or withholding taxes relating to an Award; and

(ii) Shares repurchased by the Company using option proceeds.

(c) Upon the exercise of a stock-settled Stock Appreciation Right, the number of Shares issued under the Plan shall equal the number of Shares subject to the Award (or portion thereof) so exercised and not the net number of Shares actually delivered to the Participant upon such exercise.

5.3. Adjustments. In the event of a change in the outstanding Shares by reason of a share split, reverse share split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make an appropriate adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan.

5.4. Change in Control. The Committee, as constituted immediately before the Change in Control, may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of Participants, in its sole discretion: (A) the Committee may require that a Participant surrender outstanding Awards that are Stock Options or Stock Appreciation Rights in exchange for a payment by the Company, in cash or Shares, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the outstanding Shares subject to the Participant’s Stock Option or Stock Appreciation Right exceeds the Exercise Price, if any, and on such terms as the Committee determines; or (B) after giving Participants a reasonable opportunity to exercise any outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate. Such surrender, termination, settlement or payment shall take place as of the date of the Change in Control or such other date as the Committee determines in its sole discretion. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter.

5.5. Fractional Shares. No fractional Shares will be issued under the Plan. Unless otherwise provided by the Committee, if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a cash payment equal to the Fair Market Value of such fractional share on the date of settlement of the related Award.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1. Amendment. The Plan may be amended at any time and from time to time by the Board or authorized Board committee without the approval of shareholders of the Company. No amendment of the Plan or any outstanding Award Certificate that is made without the Participant’s written consent may, in the good faith determination of the Committee, adversely affect any right of a Participant with respect to an outstanding Award, other than an amendment adopted to comply with applicable law, including Code Section 409A, applicable exchange listing standards or accounting rules.

6.2. Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a) The adoption of a resolution of the Board terminating the Plan; or

(b) September 30, 2030, the day before the tenth (10th) anniversary of the adoption of the Plan.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII

GENERAL PROVISIONS

7.1. Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a) Any Award may be transferred by will or by the laws of descent or distribution.

(b) Unless the applicable Award Certificate provides otherwise, all or any part of a Stock Option or Shares of Restricted Stock may be transferred to a family member without consideration. For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Company may, in its sole discretion, disallow all or a part of any transfer of an Award pursuant to this subsection 7.1(b) unless and until the Participant makes arrangements satisfactory to the Company for the payment of any withholding tax. The Participant must immediately notify the Company, in the form and manner required by the applicable Award Certificate or as otherwise required by the Company, of any proposed transfer of an Award pursuant to this subsection 7.1(b). No transfer will be effective until the Company consents to the transfer.

(c) Unless the applicable Award Certificate provides otherwise, any Stock Option transferred by a Participant pursuant to Section 7.1(b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d) Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this Section 7.1(d), “affiliate” will have the meaning assigned to that term under Rule 144.

7.2. Withholding of Taxes. The Committee, in its discretion, may require the satisfaction of a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a) Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the

Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b) Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Company may also satisfy the Participant’s tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery.

7.3. No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Eligible Employee for the continuation of employment. The Company expressly reserves the right, which may be exercised at any time and in the Company’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

7.4. No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.5. No Rights as Shareholders. A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until Shares underlying the Award are registered in the Participant’s name. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.6. Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or an authorized delegate of the Committee.

7.7. No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9. Securities Law Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10. Coordination with Other Plans, Programs or Agreements. If this Plan provides a level of benefits with respect to Awards that differs from the level of benefits provided under a Company severance plan or other plan, program or agreement that specifically addresses the treatment of Awards upon certain events, then the terms of the plan, program or agreement that provides for the more favorable benefit to the Participant shall govern.

7.11. Section 409A Compliance. Notwithstanding any other provision of this Plan or an applicable Award Certificate to the contrary, the provisions of this Section 7.11 shall apply to all Awards that are subject to Code Section 409A, but only with respect to the portion of such Award that is subject to Code Section 409A.

(a) General. This Plan is intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Plan be administered in all respects in accordance with Code Section 409A. Each payment under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A. To the extent the Committee determines that any Award granted under the Plan is subject to Code Section 409A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 409A and the applicable regulations and rulings thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 409A or (ii) comply with the requirements of Code Section 409A.

(b) Modifications to Defined Terms. The following modifications to Plan provisions (and, if necessary, applicable Award Certificate provisions) shall apply to any Awards and Award Certificates that are outstanding as of the Effective Date, to the extent applicable.

(i) Any payment of deferred compensation subject to Code Section 409A that is to be made under an Award upon the occurrence of a Change in Control or any change in the timing and/or form of such payment as a direct result of a Change in Control (including payments made upon a specified date or event occurring after a Change in Control) shall not be made, or such change in timing and/or form shall not occur, unless such Change in Control is also a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder and such payment, or such change in timing and/or form, occurs no later than two (2) years after the date of such change in ownership or effective control of the Company, in each case to the extent required to avoid the recipient of such Award from incurring tax penalties under Code Section 409A in respect of such Award. Notwithstanding the foregoing, if the Committee takes an action to accelerate the payment of deferred compensation upon a Change in Control, then any accelerated payment shall occur on a date specified in the applicable Award Certificate, which date shall be no later than ninety (90) days after a “change in ownership or effective control” of the Company.

(ii) A Termination of Employment shall only occur where such Termination of Employment is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder.

(c) Modifications to or Adjustments of Awards. Any modifications to an Award pursuant to subsection 3.2(f) or adjustments of an Award pursuant to Section 5.3 shall comply with the requirements of Code Section 409A.

(d) Specified Employees. Payments to any Participant who is a “specified employee” of deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment (as modified by Section 7.11(b)(ii)), shall not be made on or before the date which is six (6) months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Code Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within sixty (60) days following the date of the Participant’s death.

7.12. Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes,” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and, unless the context provides otherwise, the word “or” shall be understood to mean “and/or.” If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

7.13. Unfunded Status of Plan. It is intended that this Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that unless the Committee determines otherwise, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

7.14. Recoupment.

(a) Forfeiture. Unless otherwise determined by the Committee, if the Company is required to prepare a material negative accounting restatement due to the noncompliance of the Company with any financial reporting requirement under the securities law as a result of misconduct and the Committee determines that a Participant (i) knowingly engaged in the misconduct, (ii) was grossly negligent with respect to such misconduct or (iii) knowingly or grossly negligently failed to prevent the misconduct, the Company may require that such Participant pay to the Company an amount, as determined by the Committee in its sole discretion, up to the sum of (1) the Fair Market Value of any Shares held by the Participant as of the date that the Committee requires forfeiture that were acquired by the Participant, pursuant to an Award, during the three-year period immediately following the first public filing of the financial document requiring restatement plus (2) the excess, if any, of (A) the proceeds from the sale (including sales to the Company) of any Shares acquired by the Participant, pursuant to an Award, during the three-year period immediately following the first public filing of the financial document requiring restatement over (B) the amount, if any, paid by the Participant to purchase such Shares, plus (3) any proceeds received by the Participant upon cash settlement of any Award during the three-year period immediately following the first public filing of the financial document requiring restatement. The amount described in the previous sentence shall be paid by the Participant within sixty (60) days of receipt from the Company of written notice requiring payment by the Participant of such amount.

(b) Committee Determination. Without limiting the generality of Article III, the Committee shall make all determinations required pursuant to this Section 7.14 in its sole discretion and such determinations shall be conclusive and binding on all persons. Notwithstanding any provision of Section 7.14(a) to the contrary, the Committee has sole discretion not to require a Participant to repay any amount (including the amount described in Section 7.14(a)) and its determination not to require repayment with respect to any particular act by any particular Participant shall not in any way reduce or eliminate the Committee’s authority to require repayment of any amounts with respect to any other act or any other Participant.

(c) Effect of Change in Control. Notwithstanding the foregoing, this Section 7.14 shall not be applicable to any Participant on or after a Change in Control.

(d) Non-Exclusive Remedy. This Section 7.14 shall be a non-exclusive remedy and nothing contained herein shall preclude the Company from pursuing any and all other applicable remedies available to the Company, whether in addition to, or in lieu of, any remedies described in this Section 7.14.

7.15. Holding Period. Reporting Persons subject to the Company’s share ownership guidelines shall not be permitted to sell, transfer or otherwise alienate Shares received upon the vesting or exercise of any Award issued hereunder until the earlier of (i) the first anniversary of the date that such Reporting Person acquired such Shares or (ii) the date that such Reporting Person satisfies the applicable share ownership guidelines; provided, however, that such restriction shall lapse and be of no force and effect as of such Reporting Person’s Termination of Employment or upon a Change in Control. The foregoing restriction shall not apply to any Shares withheld by the Company or surrendered by the Reporting Person in payment of applicable income tax withholdings or to pay the exercise price of a Stock Option or Stock Appreciation Right. Further, such restriction on transfer shall not preclude the transfer of such Shares to family members (as defined in Section 7.1(b)) or other transfers for estate planning purposes; provided, however, that such one-year restriction on sale shall remain applicable to such transferred Shares.